--------------------------------------------------------------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             IN FOCUS SYSTEMS, INC.
             (Exact Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

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--------------------------------------------------------------------------------

                             IN FOCUS SYSTEMS, INC.
                           27700B S.W. PARKWAY AVENUE
                            WILSONVILLE, OREGON 97070
                                                                  March 19, 1999


Dear Shareholders:

Our Annual Meeting of Shareholders will be held on Wednesday, April 21, 1999, at 1:00 p.m., Pacific Daylight Savings Time, at the Oregon Convention Center, 777 N.E. Martin Luther King Jr. Blvd., Portland, Oregon 97212. You are invited to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key management of your Company and its directors, and to answer any questions you may have.

The formal Notice of Meeting, the Proxy Statement, the proxy card and a copy of the Annual Report to Shareholders describing the Company's operations for the year ended December 31, 1998 are enclosed.

I hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please sign and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. Your shares will be voted at the meeting in accordance with your proxy.

If you have shares in more than one name, or if your stock is registered in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted. I look forward to meeting you at the Annual Meeting.

                                        Very truly yours,

                                        IN FOCUS SYSTEMS, INC.



                                        JOHN V. HARKER
                                        CHAIRMAN OF THE BOARD

                             IN FOCUS SYSTEMS, INC.
                           27700B S.W. PARKWAY AVENUE
                            WILSONVILLE, OREGON 97070

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 1999

To the Shareholders of In Focus Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IN FOCUS SYSTEMS, INC. (the Company), an Oregon corporation, will be held at the Oregon Convention Center, 777 N.E. Martin Luther King Jr. Blvd., Portland, Oregon 97212, on Wednesday, April 21, 1999, at 1:00 p.m., Pacific Daylight Savings Time. The purposes of the Annual Meeting will be:

     1. To elect the Board of Directors to serve until the next Annual Meeting of Shareholders (Proposal No. 1);
     2. To ratify the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999 (Proposal No. 2); and
     3. To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 26, 1999, as the record date for determining shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only holders of record of Common Stock of the Company at the close of business on the record date will be entitled to notice of and to vote at the meeting and any adjournment thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

All shareholders are cordially invited to attend the Annual Meeting. A review of the Company's operations for the year ended December 31, 1998 will be presented. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH YOU MAY REVOKE AT ANY TIME PRIOR TO ITS USE. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the meeting in accordance with your proxy. If you attend the meeting, you may revoke your proxy and vote in person.

                                        By Order of the Board of Directors,


                                        JOHN V. HARKER
                                        CHAIRMAN OF THE BOARD

Wilsonville, Oregon
March 19, 1999

                             IN FOCUS SYSTEMS, INC.
                           27700B S.W. PARKWAY AVENUE
                            WILSONVILLE, OREGON 97070

                             -----------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 21, 1999

                             ----------------------

SOLICITATION AND REVOCATION OF PROXIES

This Proxy Statement and the accompanying Annual Report to Shareholders, the Notice of Annual Meeting and the proxy card are being furnished to the shareholders of In Focus Systems, Inc., an Oregon corporation (the "Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the Company's 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Oregon Convention Center, 777 N.E. Martin Luther King Jr. Blvd., Portland, Oregon 97212, on Wednesday, April 21, 1999, at 1:00 p.m. Pacific Daylight Savings Time and any adjournment thereof. The solicitation of proxies by mail may be followed by personal solicitation of certain shareholders, by officers or regular employees of the Company. All expenses of the Company associated with this solicitation will be borne by the Company.

The two persons named as proxies on the enclosed proxy card, John V. Harker and Susan L. Thompson, were designated by the Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the shareholder as provided in the proxy card, it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal No. 1 to elect the nominees for directors proposed by the Board of Directors and FOR Proposal No. 2 to ratify the appointment of Arthur Andersen LLP as independent accountants for the Company.

A proxy may be revoked by a shareholder prior to its exercise by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company.

These proxy materials and the Company's 1998 Annual Report to Shareholders are being mailed on or about March 19, 1999 to shareholders of record on February 26, 1999 of the Company's Common Stock. The principal executive office and mailing address of the Company is 27700B S.W. Parkway Avenue, Wilsonville, Oregon 97070.

VOTING AT THE MEETING

The shares of Common Stock constitute the only class of securities entitled to notice of and to vote at the meeting. In accordance with the Company's Bylaws, the stock transfer records were compiled on February 26, 1999, the record date set by the Board of Directors, for determining the shareholders entitled to notice of, and to vote at, this meeting and any adjournment thereof. On that date, there were 22,279,403 shares of Common Stock outstanding and entitled to vote and the closing price of the Company's Common Stock as reported by the Nasdaq National Market System was $8.25.

Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. If a quorum is present at the Annual
Meeting: (i) the four nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote shall be elected directors and (ii) Proposal No. 2 to ratify the appointment of Arthur Andersen LLP as independent accountants for the Company will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

With respect to the election of directors, directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting or nonvoting by brokers will have no effect thereon. With respect to voting on Proposal No. 2, abstention from voting or nonvoting by brokers will have no effect thereon.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

In accordance with the Company's Bylaws, the Board of Directors shall consist of no less than three and no more than seven directors, the specific number to be determined by resolution adopted by the Board of Directors. By resolution adopted on February 13, 1998, the Board of Directors set the number of Directors at four, and four Directors are to be elected at the 1999 Annual Meeting of Shareholders.

NOMINEES FOR DIRECTOR
The names and certain information concerning the persons to be nominated by the Board of Directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW. Shares represented by proxies will be voted for the election to the Board of Directors of the persons named below unless authority to vote for a particular director or directors has been withheld in the proxy. All nominees have consented to serve as directors for the ensuing year. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director. In the event of the death or unavailability of any nominee or nominees, the proxy holders will have discretionary authority under the proxy to vote for a suitable substitute nominee as the Board of Directors may recommend. Proxies may not be voted for more than four (4) nominees. The Board of Directors has nominated the persons named in the following table to be elected as directors:

NAME                              AGE                HAS BEEN A DIRECTOR SINCE
----                              ---                -------------------------
Peter D. Behrendt                  60                          1995
Michael R. Hallman                 53                          1992
John V. Harker                     64                          1992
Nobuo Mii                          67                          1997

PETER D. BEHRENDT is a director of the Company. He is the former Chairman and Chief Executive Officer of Exabyte Corp., a publicly traded company that is the world's largest independent manufacturer focused exclusively on tape storage products, tape libraries and recording media. Prior to working at Exabyte Corp., Mr. Behrendt spent 26 years in numerous executive positions at International Business Machines, Inc. ("IBM"), including worldwide responsibility for business and product planning for IBM's tape and disk drives and general management of IBM's worldwide electronic typewriter business. Mr. Behrendt is on the Board of Directors of Western Digital Corp. and Exabyte Corp.

MICHAEL R. HALLMAN is a director of the Company and is currently serving as President of The Hallman Group, a management consulting company focusing on marketing, sales, business development and strategic planning for the information systems industry. Mr. Hallman served as President and Chief Operating Officer of Microsoft Corporation from February 1990 until March 1992. From 1987 to 1990, he was Vice President of the Boeing Company and President of Boeing Computer Services. From 1967 to 1987, Mr. Hallman worked for IBM in various sales and marketing executive positions, with his final position being Vice President of Field Operations. Mr. Hallman holds a B.B.A. and a M.B.A. from the University of Michigan. Mr. Hallman is a member of the Board of Directors of Keytronics, Inc., Intuit, Inc. and Network Appliance, Inc.

JOHN V. HARKER is a director of the Company, and has served as President and Chief Executive Officer of the Company since April 1992. Mr. Harker was elected as Chairman of the Board in October 1994. In July 1998, upon the resignation of the Company's Chief Financial Officer, Mr. Harker was also named Chief Financial Officer and Secretary. Mr. Harker served as Executive Vice President and a member of the Board of Directors of Genicom Corporation, a manufacturer of printers, from 1984 to January 1992. Mr. Harker served as Senior Vice President of Marketing and Corporate Development of Data Products, Inc. from 1982 to 1984, as Vice President and partner of Booz, Allen & Hamilton, Inc. from 1979 to 1982, and in various managerial and executive positions at IBM Corporation from 1963 to 1979. He holds a B.S. degree in Marketing from the University of Colorado.

NOBUO MII is a director of the Company. Mr. Mii is the Managing Partner of Ignite Group and has been the Chairman of SegaSoft Networks, Inc. since December 1995. From December 1995 until 1998, Mr. Mii was also the CEO of SegaSoft. Mr. Mii is also a partner at ACCEL Partners, a venture capital firm specializing in technology investments. Mr. Mii also spent 26 years at IBM, with his final position being Corporate Vice President, General Manager of the Power Personal Systems Division. Mr. Mii holds a B.S. degree in Communication Engineering from Kyushu University in Fukuoka, Japan.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors held six regular meetings and took action pursuant to three unanimous written consents during the year ended December 31, 1998. No director attended fewer than 75 percent of the meetings of the Board of Directors and committees thereof, if any, during the period that he was a member of the Board of Directors during 1998.

Until April 1998, the Audit Committee was composed of Messrs. Hallman, Behrendt and Harker. In April 1998, Mr. Mii was added to the Audit Committee. Messrs. Hallman, Behrendt and Mii are all outside directors who are not, and have not been at any time in the past, officers of the Company. The Audit Committee reviews, with the Company's independent public accountants and representatives of management, the scope and results of audits, the appropriateness of accounting principles used in financial reporting, and the adequacy of financial and operating controls. The Audit Committee held two meetings in 1998.

The Compensation Committee and the Administrative Committee of both the 1988 Combination Stock Option Plan and the 1998 Stock Incentive Plan (the "Administrative Committee") were composed of Messrs. Hallman, Behrendt and Jack Kuehler (a former member of the Board) until April 1998. Beginning in April 1998, the Compensation and Administrative Committees were composed of Messrs. Hallman, Behrendt and Mii. The Compensation Committee approves all of the policies under which compensation is paid or awarded to the Company's executive officers. The Compensation Committee is responsible for establishing compensation of executive officers who also serve on the Board of Directors. The entire Board of Directors is responsible for reviewing and providing feedback on non-director executive officer compensation with goals and dollar amounts established by the Chief Executive Officer in accordance with policies approved by the Board. During 1998, the Administrative Committee was responsible for approving grants under the Company's stock plans. The Compensation Committee held one regular meeting during 1998. The Administrative Committee held five regular meetings during the year ended December 31, 1998.

The Board of Directors does not have a Nominating Committee.

                      SELECTION OF INDEPENDENT ACCOUNTANTS
                                (PROPOSAL NO. 2)

The Board of Directors has appointed Arthur Andersen LLP, independent accountants, as auditors of the Company for the year ending December 31, 1999, subject to ratification by the shareholders. In the absence of contrary specifications, the shares represented by the proxies will be voted FOR the appointment of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 1999.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of his firm if such representative so desires, and will be available to respond to appropriate shareholder questions. Arthur Andersen LLP was the Company's independent accountant for the year ended December 31, 1998.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF
       THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS
             OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 26, 1999, certain information furnished to the Company with respect to ownership of the Company's Common Stock of (i) each Director, (ii) the Chief Executive Officer, (iii) the "named executive officers" (as defined under "Executive Compensation") other than the Chief Executive Officer, (iv) all persons known by the Company to be beneficial owners of more than 5 percent of its Common Stock, and (v) all current executive officers and Directors as a group.

                                                                       COMMON STOCK (A)
                                                       --------------------------------------------------
                                                              NUMBER OF             PERCENT OF SHARES
 SHAREHOLDER                                                    SHARES                 OUTSTANDING
----------------------------------------------------   ----------------------   -------------------------
 Mellon Bank Corporation (B)                                   1,786,794                   8.0%
   One Mellon Bank Center
   Pittsburgh, Pennsylvania 15258

 Pioneer Investment Management, Inc. (C)                       1,525,000                   6.8%
   60 State Street
   Boston, MA 02109

 Dimensional Fund Advisors Inc.  (D)                           1,198,200                   5.4%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, California 90401

 John V. Harker (E)                                              394,067                   1.8%

 Michael R. Hallman (F)                                          122,996                      *

 Susan L. Thompson (G)                                           119,612                      *

 Peter D. Behrendt (H)                                            76,674                      *

 William D. Yavorsky (I)                                          64,696                      *

 Gary R. Pehrson (J)                                              54,170                      *

 Nobuo Mii (K)                                                    51,747                      *

 Mark A. Pruitt                                                    2,000                      *

 All  executive  officers and  directors as
 a group (8 persons)(L)                                          885,962                   3.9%

---------------
 *Less than one percent

(A) Applicable percentage of ownership is based on 22,279,403 shares of Common Stock outstanding as of February 26, 1999 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after February 26, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(B) The following information is obtained solely from a Form 13G filing prepared by Mellon Bank Corporation ("Mellon"). Mellon is a parent holding company for certain banks and Investment Advisors under Section 203 of the Investment Advisers Act of 1940, including The Boston Company, Inc. and Boston Group Holdings, Inc. Mellon has sole voting power with respect to 1,622,394 shares, sole dispositive power with respect to 1,635,894 shares and shared dispositive power with respect to 150,900 shares. The Boston Company, Inc. and Boston Group Holdings, Inc., as the parent holding company of The Boston Company, Inc. are deemed to be the beneficial holders of 1,382,300 of the reported shares.
(C) The following information is obtained solely from a Form 13G filing prepared by Pioneer Investment Management, Inc. ("Pioneer"). Pioneer is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940. Pioneer has sole voting and dispositive power with respect to all 1,525,000 shares held.
(D) The following information is obtained solely from a Form 13G filing prepared by Dimensional Fund Advisors Inc. ("Dimensional"). Dimensional, an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the securities listed herein that are owned by the Portfolios. All securities reported in this schedule are owned by the Portfolios, and Dimensional disclaims beneficial ownership of such securities.
(E) Includes 288,588 shares subject to options granted pursuant to the Company's stock incentive plans, and exercisable as of April 27, 1999.
(F) Includes 77,996 shares subject to options granted pursuant to the Company's stock incentive plans, and exercisable as of April 27, 1999.
(G) Includes 109,862 shares subject to options granted pursuant to the Company's stock incentive plans, and exercisable as of April 27, 1999.
(H) Includes 60,917 shares subject to options granted pursuant to the Company's stock incentive plans, and exercisable as of April 27, 1999.
(I) Includes 54,646 shares subject to options granted pursuant to the Company's stock incentive plans, and exercisable as of April 27, 1999 and 700 shares held by Mr. Yavorsky's wife in her 401(k) Plan.
(J) Includes 50,000 shares subject to options granted pursuant to the Company's stock incentive plans, and exercisable as of April 27, 1999.
(K) Includes 45,077 shares subject to options granted pursuant to the Company's stock incentive plans, and exercisable as of April 27, 1999.
(L) Includes 687,086 shares subject to options granted pursuant to the Company's stock incentive plans and the Company's Directors' Stock Option Plan, as amended and exercisable as of April 27, 1999 and 700 shares held by Mr. Yavorsky's wife in her 401(k) Plan.

                               EXECUTIVE OFFICERS

The following table identifies the current executive officers of the Company, the positions they hold and the year in which they began serving in their respective capacities. Officers of the Company are elected by the Board of Directors at the Annual Meeting to hold office until their successors are elected and qualified.

                                                                                      POSITION
NAME                         AGE     CURRENT POSITION(S) WITH COMPANY                HELD SINCE
--------------------------------------------------------------------------------------------------
John V. Harker                 64    Chairman of the Board, President and Chief         1992
                                      Executive Officer

                                      Chief Financial Officer and Secretary             1998

Gary R. Pehrson                53    Senior Vice President, Worldwide Operations        1998
                                      and Customer Support

Mark A. Pruitt                 46    Vice President, Research and Development           1998

Susan L. Thompson              41    Vice President, Corporate Resoures                 1994

William D. Yavorsky            42    Vice President, Worldwide Sales                    1997

For information on the business background of Mr. Harker see "Nominees For Director" above.

GARY R. PEHRSON joined the Company in January 1998 as Senior Vice President, Operations. From 1995 until joining the Company, Mr. Pehrson was Executive Vice President and General Manager for Teletronics Pacing Systems, a medical device manufacturer with annual sales over $300 million at the time. In 1997 Teletronics Pacing Systems was sold to St. Jude Medical and the name of the corporation was changed to Pacesetter, Inc. -- A St. Jude Company. From 1990 to 1995, Mr. Pehrson was Senior Vice President at Verbatim Tape Corporation, a $500 million company at the time. Mr. Pehrson holds a B.S. degree in Business Administration with an emphasis in Marketing from the University of Nebraska, Lincoln.

MARK A. PRUITT joined the Company in July 1998 as Vice President, Engineering. From 1995 until joining the Company, Mr. Pruitt was the Sr. Director, Engineering for Western Digital Corporation. From 1977 to 1995, Mr. Pruitt held various positions with IBM Corporation, with his final position there being Product Manager, Tape/Peripheral Storage Products. Mr. Pruitt holds a B.S. degree in Electrical Engineering from Purdue University.

SUSAN L. THOMPSON joined the Company in May 1990 as Manager, Human Resources and in January 1994, was promoted to Vice President, Human Resources. In July 1998, Ms Thompson's title was changed to Vice President, Corporate Resources. From May 1989 to May 1990, Ms. Thompson was a training consultant with Richard Chang Associates, a large human resources consulting firm. From October 1987 to May 1989 Ms. Thompson held senior management positions in human resources at Emerald Systems, a computer peripherals manufacturer. Prior to this time, she held various positions within human resources at Archive Corporation and Fluor Engineers and Constructors. Ms. Thompson studied human resource management at the University of California at Irvine.

WILLIAM D. YAVORSKY was promoted to Vice President, Worldwide Sales in April 1997. Mr. Yavorsky joined the Company in August 1993 as Manager, Strategic Relationships. In January 1995, Mr. Yavorsky was promoted to Director, Strategic Relationships, International Sales and in July 1996 he was promoted to Director, Worldwide Sales. In October 1996, Mr. Yavorsky was promoted to Vice President, Sales. From February 1992 until joining the Company, Mr. Yavorsky was a Channel Sales Manager for Tektronix Corporation. Mr. Yavorsky holds a B.S. degree in Business Administration from Bowling Green State University.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table provides certain summary information concerning compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year and any ex-officers for whom disclosure would have been provided except for the fact that the individual was not serving as an executive officer at the end of the fiscal year (hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                             Long Term
                                                                                            Compensation
                                                   Annual Compensation                         Awards
                                         ----------------------------------------    ---------------------------
                                                                                     Restricted
                                                                    Other Annual        Stock       Securities         All Other
Name and Principal                        Salary        Bonus       Compensation       Awards       Underlying       Compensation
Position                       Year       ($)(A)       ($)(A)          ($)(B)          ($)(D)       Options (#)         ($)(C)
--------------------------    ------     ---------    ---------    --------------    -----------    ------------     -------------
John V. Harker                 1998       381,933        7,625           1,050         144,706         237,690            4,574
  Chairman of the Board,       1997       345,971      230,888           1,450            --                --            3,978
  President and Chief          1996       307,493       12,964             625            --           200,000            1,047
  Executive Officer

Gary R. Pehrson (E)            1998       242,308      206,324         119,519          7,141          100,000            1,156
  Senior Vice President,       1997        21,231           --              --            --           200,000               --
  Worldwide Operations         1996            --           --              --            --                --               --
  and Customer Support

Susan L. Thompson              1998       197,692        5,795              --          27,930          49,720              349
  Vice President,              1997       155,962       53,789              --            --                --              165
  Corporate Resources          1996       121,154        7,262             300            --            50,200              145

William D. Yavorsky            1998       197,692        5,795              --          24,820          82,560              446
  Vice President,              1997       145,757       48,585              --            --                --              461
  Worldwide Sales              1996       127,952        7,426              --            --           107,720               --

Mark A. Pruitt (F)             1998        99,231      101,777          64,351          4,563          130,000            1,033
  Vice President,              1997            --           --              --            --                --               --
  Research and Development     1996            --           --              --            --                --               --

(A) Amounts shown include cash compensation earned in each respective year. Unless otherwise indicated, amounts under the Bonus column include an annual bonus in 1997 and 401(k) matching payments and quarterly profit sharing in all years. See "Annual Bonus Awards for 1998" below.
(B) Unless otherwise indicated, Other Annual Compensation includes the cost of income tax advice provided by a third party.
(C) Unless otherwise indicated, amounts included in this column represent life insurance premiums paid by the Company for the benefit of the named executive.

(D) Restricted stock held by each of the named executive officers and the value thereof, calculated by multiplying the number of shares by the closing price of the Company's stock on December 31, 1998, is as follows:

     NAME                              SHARES HELD              VALUE
     ---------------------------     -----------------    -------------------
     John V. Harker                       18,493              $ 164,125
     Gary R. Pehrson                       1,390                 12,336
     Susan L. Thompson                     3,250                 28,844
     William D. Yavorsky                   3,350                 29,731
     Mark A. Pruitt                        1,000                  8,875

(E) The 1998 Bonus amount for Mr. Pehrson includes a $200,075 signing bonus and Other Annual Compensation is related to relocation assistance.
(F) 1998 Salary for Mr. Pruitt includes salary earned from the time he joined the Company in July 1998. The 1998 Bonus amount includes a $100,000 signing bonus and Other Annual Compensation is related to relocation assistance.

STOCK OPTIONS
The following table contains information concerning the grant of stock options under the Company's 1988 Combination Stock Option Plan, as amended and the 1998 Stock Incentive Plan (together, the "Plans") to the named executive officers in 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    Potential
                                                                                                 Realizable Value
                                                                                                At Assumed Annual
                                                                                              Rates of Stock Price
                                                                                                Appreciation for
                                   Individual Grants (A)                                         Option Term (B)
--------------------------------------------------------------------------------------     ----------------------------
                           Number of       % of Total
                          Securities         Options
                          Underlying       Granted to
                            Options       Employees in      Exercise       Expiration
Name                        Granted        Fiscal Year    Price ($/Sh.)      Date              5% ($)        10% ($)
---------------------------------------------------------------------------------------    -------------   ------------
John V. Harker               157,690           6.76           15.22       01/27/08           1,509,052      3,824,537
                              80,000           3.44            4.31       10/14/08             216,928        549,801
                             -------          -----
                             237,690          10.20

Gary R. Pehrson              100,000           4.29            4.31       10/14/08             271,161        687,251

Susan L. Thompson             19,720           0.84           15.22       01/27/08             188,715        478,279
                              30,000           1.29            4.31       10/14/08              81,348        206,175
                             -------          -----
                              49,720           2.13

William D. Yavorsky           52,560           2.25           15.22       01/27/08             502,986      1,274,765
                              30,000           1.29            4.31       10/14/08              81,348        206,175
                             -------          -----
                              82,560           3.54

Mark A. Pruitt               100,000           4.29            6.50       07/07/08             408,782      1,035,933
                              30,000           1.29            4.31       10/14/08              81,348        206,175
                             -------          -----
                             130,000           5.58

(A) Options granted in 1998 vest as to 25 percent of the options granted on each of the first through fourth anniversaries of the grant date, with full vesting occurring on the fourth anniversary date. Under the terms of the Plans, the Administrative Committee of the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options.
(B) These calculations are based on certain assumed annual rates of appreciation as required by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the ten-year term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved.
(C) Options held by all executive officers of the Company become immediately exercisable, without regard to any contingent vesting provision to which such option may otherwise be subject, in the event of the occurrence of a Change of Control.

OPTION EXERCISES AND HOLDINGS
The following table provides information concerning the exercise of options during 1998 and unexercised options held as of the end of the fiscal year, with respect to the named executive officers.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FY-END OPTION VALUES

                                                                    Number of
                                                               Securities Underlying
                                                                   Unexercised               Value of Unexercised
                                 Shares                                Options               In-The-Money Options
                                Acquired           Value            At FY-End (#)             At FY-End ($) (B)
                               On Exercise       Realized           Exercisable/                 Exercisable/
          Name                     (#)            ($)(A)           Unexercisable                Unexercisable
-------------------------    ---------------    -----------    ----------------------    ---------------------------
John V. Harker                   82,974          1,205,117        242,916    314,774         62,500     396,210
Gary R. Pehrson                      --                 --         50,000    250,000             --     456,200
Susan L. Thompson                   290                980        101,694     75,296         41,169     149,360
William D. Yavorsky              24,682            309,272         41,506    138,092         18,913     139,273
Mark A. Pruitt                       --                 --             --    130,000             --     374,360

(A) Market value of the underlying securities at exercise date, minus exercise price of the options.
(B) Market value of the underlying securities at December 31, 1998, $8.88 per share, minus exercise price of the unexercised options.

LONG-TERM INCENTIVE PLAN AWARDS
The following table provides information concerning the grant of restricted stock pursuant to the 1998 Stock Incentive Plan during 1998 with respect to the named executive officers. Restricted stock grants are one vehicle to aid officers and directors in achieving certain ownership guidelines.

                                Number Of            Period Until
          Name                Shares (#)(A)         Maturation (B)
-------------------------    ------------------    -----------------
John V. Harker                    18,493               3 years
Gary R. Pehrson                    1,390               3 years
Susan L. Thompson                  3,250               3 years
William D. Yavorsky                3,350               3 years
Mark A. Pruitt                     1,000               3 years

(A) Shares were issued based on a ratio of one share for every two shares purchased between January 1, 1996 and April 22, 1998 and beneficially owned on April 22, 1998 and one share for every two shares purchased between April 23, 1998 and December 31, 1998.
(B) Each share of restricted stock vests at the end of a three-year period of continuous service as an elected or appointed officer or director of the Company, beginning with the date of grant of the restricted stock. However, if the shares held or purchased that resulted in the restricted shares being issued are sold prior to the end of the three-year vesting period, a proportionate number of restricted shares as the shares sold will vest at the end of a nine-year period of continuous service as an elected or appointed officer or director of the Company. Any unvested restricted stock will become fully vested immediately prior to a consummation of a reorganization resulting in a Change of Control.

                              DIRECTOR COMPENSATION

During 1998, non-employee directors of the Company received quarterly stock option grants as well as an annual grant pursuant to the In Focus Systems, Inc. Directors' Stock Option Plan (the "Directors' Plan"). In addition, during 1998, the non-employee directors each received a one-time, discretionary grant from the Company's 1988 Combination Stock Option Plan and restricted stock matching awards from the Company's 1998 Stock Incentive Plan. The non-employee directors were also reimbursed for their expenses in attending meetings of the Company's Board of Directors. The Directors' Plan, as amended, provides that each "Eligible Director" shall be granted an option to purchase 20,000 shares of the Company's Common Stock upon becoming an Eligible Director. The Directors' Plan further provides that each Eligible Director shall, so long as he or she remains an Eligible Director, be granted an option to purchase 10,000 shares of the Company's Common Stock on each anniversary of becoming an Eligible Director. The quarterly grants under the Directors' Plan are based on a formula defined in the Plan.

The following table summarizes option and restricted stock awards during 1998 for the non-employee directors of the Company:

                                                        PRICE               # OF
                                # OF SHARES           RANGE OF            RESTRICTED          VALUE OF
                                COVERED BY             OPTIONS             SHARES            RESTRICTED
NAME                              OPTIONS              GRANTED             GRANTED         SHARES GRANTED (A)
-------------------------    -----------------    ----------------     ---------------     -----------------
Peter Behrendt                     23,133           $4.31 - 8.88            5,253              $ 30,476
Michael Hallman                    23,133            4.31 - 8.88           10,000                70,782
Nobuo Mii                          22,914            4.31 - 8.88            2,224                15,009

(A) Calculated based on the number of shares issued multiplied by the closing value of the Company's Common Stock on the day of issue.

The Company pays no additional remuneration to employees of the Company who serve as directors. The Directors' compensation has been changed for 1999 to replace the quarterly stock option grants with cash compensation of an $18,000 annual retainer and $2,500 for each board meeting attended. In addition, the date for the annual grant was changed to the date that the Eligible Director is re-elected to the Board at the Annual Shareholders' Meeting.

            EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                        CHANGE IN CONTROL ARRANGEMENTS

In connection with Mr. Harker's employment in April 1992 as President and Chief Executive Officer, the Company entered into an agreement with Mr. Harker, which provided for certain relocation benefits. In addition, in the event the Company terminates Mr. Harker's employment other than "for cause", as defined in the agreement, Mr. Harker will be entitled to receive salary and insurance benefits for an additional twelve-month period. Additionally, as specified in the agreement, in the event the Company is acquired, Mr. Harker's unvested options will become fully vested.

Mr. Pehrson is entitled to receive salary and insurance benefits for an additional twelve-month period in the event of a change-in-control of the Company.

In April 1997, the Board of Directors approved amendments to the stock option agreements of all executive officers of the Company to provide that all options held by executive officers of the Company shall become immediately exercisable, without regard to any contingent vesting provision to which such option may otherwise be subject, in the event of the occurrence of a Change of Control. In addition, any unvested restricted stock will become fully vested immediately prior to a consummation of a reorganization resulting in a Change of Control.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors was composed of Messrs. Hallman, Behrendt and Kuehler until April 1998 and Messrs. Hallman, Behrendt and Mii thereafter. All members of the Compensation Committee are non-employee, outside directors. Although Mr. Harker, the Company's Chief Executive Officer, served on the Company's Board of Directors in 1998 and participated in compensation discussions, he did not participate in any deliberations or decisions regarding his own compensation.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors was composed of Messrs. Hallman, Behrendt and Kuehler until April 1998 and Messrs. Hallman, Behrendt and Mii thereafter. All members of the Compensation Committee are non-employee, outside directors. The Compensation Committee is responsible for establishing compensation of officers who also serve on the Board of Directors. The entire Board is responsible for reviewing and providing feedback on non-director executive officer compensation with goals and dollar amounts established by the Chief Executive Officer in accordance with policies approved by the Board. Awards to executive officers under the Company's stock option plans are made solely by the Administrative Committee, which is composed of the same non-employee, outside Directors as the Compensation Committee.

COMPENSATION PHILOSOPHY AND POLICIES
The Company's philosophy is to structure executive officer compensation so that it will attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries, annual bonus plans based on Company financial and personal performance goals, and long-term stock-based incentive opportunities in the form of options exercisable to purchase the Company's Common Stock and matching grants of restricted stock when an officer purchases and holds Common Stock of the Company. It is also the policy of both the Compensation Committee and the Administrative Committee that, to the extent possible, compensation will be structured so that it meets the "performance-based" criteria as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended and therefore is not subject to federal income tax deduction limitations. Both the Compensation Committee and the Administrative Committee have the right to waive pre-established performance criteria in granting awards.

BASE SALARIES
In setting base salaries that are competitive with other high technology companies, the Company participates in executive salary surveys including those conducted by Radford Associates, the American Electronics Association (AEA) and SC/CHIPS. When selecting comparables, the Company attempts to select companies that are similar in many respects, including industry, annual revenue and profitability. Executives' salaries paid in 1998 were targeted within the 50th to 75th percentile compared to the range of salaries paid by companies in the salary surveys mentioned above. Many of the companies included in the above mentioned surveys are also included in the indices used in the Performance Graph.

ANNUAL BONUS AWARDS FOR 1998
The 1998 Officer Bonus Plan (the "Plan") provided for annual bonuses in two components. First, the Plan provided for the payment of quarterly profit sharing bonuses equal to a percentage of each officer's quarterly salary. This percentage was determined by dividing the quarterly non-officer profit sharing bonus pool (5 percent of pre-tax income) paid quarterly to non-officer employees by total non-officer compensation for the quarter. The Company was in a loss position in the first and second quarters and therefore, no profit sharing was paid those quarters. The percentages were approximately 0.8% and 3.3% based on the third and fourth quarter of 1998 results, respectively. The fourth quarter profit sharing was paid in the first quarter of 1999.

Second, the Plan provided for the payment of executive officer bonuses (other than the Chief Executive Officer) based 75 percent on the Company meeting its 1998 profit before income tax objectives and 25 percent on meeting individual goals and objectives which are both quantitative and qualitative in nature, including such factors as market development, product introduction and resource management. The targeted bonus was 35 percent of annual salary for senior vice presidents and 30 percent of annual salary for all other vice presidents and would be achieved by an officer receiving 100 percent ratings on both the Company and individual goals. The maximum bonus component for Company profit before income tax performance is 200 percent and for individual performance is 130 percent. The Company goals must be met at the 50 percent level or greater and the individual goals must be met at the 75 percent level or greater for an officer to receive any bonus under this portion of the bonus plan. There were no bonuses paid under this portion of the Plan related to 1998 results.

STOCK OPTION AWARDS FOR 1998
The Company's 1988 Combination Stock Option Plan, as amended, and the 1998 Stock Incentive Plan provide for the issuance of incentive and non-qualified stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value on the date of grant. See "Option Grants in Last Fiscal Year" table for a summary of options granted to the named executive officers during 1998.

RESTRICTED STOCK AWARDS
The Company's 1998 Stock Incentive Plan provides for the granting of restricted stock to officers, employees and consultants, including non-employee board members, of the Company. During 1998, the officers of the Company received restricted stock based on a ratio of one share for every two shares purchased between January 1, 1996 and April 22, 1998 and beneficially owned on April 22, 1998 and one share for every two shares purchased between April 23, 1998 and December 31, 1998. See "Long-Term Incentive Plans -- Awards in Last Fiscal Year" table for a summary of restricted stock granted to the named executive officers during 1998.

CHIEF EXECUTIVE OFFICER COMPENSATION
Mr. Harker's 1998 base salary of $400,000 was determined in the same manner as the other executives as described in "Base Salaries" above. The profit sharing component of Mr. Harker's annual bonus was determined in the same manner as discussed above under "Annual Bonus Awards for 1998" and totaled $4,025. The second component of Mr. Harker's bonus was based on the Company meeting its profit before income tax objectives. Mr. Harker's targeted bonus under this component of the annual bonus plan was 60 percent of his 1998 annual salary, based on the Company meeting its profit before income tax objectives at the 100 percent level. The maximum bonus component for Company profit before income tax performance is 200 percent with a 75 percent minimum level for Mr. Harker to receive a bonus under this component of the bonus plan. Mr. Harker did not receive a bonus under this portion of the bonus plan related to 1998 performance. The Compensation Committee's objective in setting Mr. Harker's 1998 compensation was to be competitive with other companies in the Company's industry and to allow for potential compensation based on long-term performance criteria as defined in "Annual Bonus Awards for 1998", "Stock Option Awards for 1998" and "Long-Term Incentive Plans -- Awards in Last Fiscal Year" above.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

Peter D. Behrendt
Michael R. Hallman
Nobuo Mii

                             STOCK PERFORMANCE GRAPH

The SEC requires that registrants include in their proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the registrant, (b) a broad-based equity market index and (c) an industry-specific index. The broad-based market index used is the Nasdaq Stock Market Total Return Index -- U.S. and the industry-specific index used is the Computer Hardware Sector Sub-Index of the Hambrecht & Quist Technology Index.




                                                  Indexed Returns
                                     Base         Year Ending
                                    Period       -------------------------------------------------------------------
Company/Index                      12/31/93       12/31/94      12/31/95      12/31/96       12/31/97      12/31/98
-----------------------------    ------------    ----------    ----------    ----------     ----------    ----------
In Focus Systems, Inc.               100.00        173.75        240.83        144.17         202.50        118.33
Nasdaq U.S. Index                    100.00         97.75        138.26        170.01         208.58        293.21
Computer Sector Sub-Index of
the Hambrecht & Quist
Technology Index                     100.00        124.22        178.82        237.08         322.75        620.11

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company's directors and executive officers and persons who own more than ten percent of the outstanding shares of the Company's Common Stock ("ten percent shareholders"), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or otherwise in its files and on written representations from its directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 1998, the Company's officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements.

                              SHAREHOLDER PROPOSALS
Proposals by shareholders intended to be included in the Company's Proxy Statement for its 2000 Annual Meeting must be received by the Company at its principal executive office no later than November 20, 1999. According to the Company's bylaws, proposals by shareholders intended to be presented at the Company's 2000 Annual Meeting must be received by the Company at its principal executive office no later than sixty calendar days (February 20, 2000) and no earlier than 90 calendar days (January 22, 2000) prior to the first anniversary of the preceding year's annual meeting.

                          TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters that may come before this meeting. It is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment if any other matters do properly come before the meeting. Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to insure that you will be represented at this important meeting.

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, ON THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED DECEMBER 31, 1998. WRITTEN REQUESTS SHOULD BE MAILED TO THE SECRETARY, IN FOCUS SYSTEMS, INC., 27700B SW PARKWAY AVENUE, WILSONVILLE, OREGON 97070.

                                By Order of the Board of Directors:


                                JOHN V. HARKER
                                CHAIRMAN OF THE BOARD
Dated:  March 19, 1999

-------------------------------------------------------------------------------



                             IN FOCUS SYSTEMS, INC.

     PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 1999

    The undersigned hereby names, constitutes and appoints John V. Harker and Susan L. Thompson, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of In Focus Systems, Inc. (the "Company") to be held at 1:00 p.m. on Wednesday, April 21, 1999, and at any adjournment thereof, and to vote all the shares of Common Stock held of record in the name of the undersigned on February 26, 1999, with all the powers that the undersigned would possess if he were personally present.

-------------------------------------------------------------------------------
                        - FOLD AND DETACH HERE -

-------------------------------------------------------------------------------
                                                         Please mark
                                                        your votes as   /X/
                                                         indicated in
                                                         this example


                                         FOR all             WITHHOLD
                                        nominees      AUTHORITY to vote for
                                      listed below  all nominees listed below
                                          / /                   / /
PROPOSAL 1 - Election of Directors

To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below:

PETER D. BEHRENDT   MICHAEL R. HALLMAN   JOHN V. HARKER   NOBUO MII

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF
THE NOMINEES NAMED ABOVE.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
APPROVAL OF PROPOSALS 2.

PROPOSAL 2 - To ratify the appointment of             FOR    AGAINST    ABSTAIN
Arthur Andersen LLP as the Company's independent      / /      / /        / /
accountants for the year ending December 31, 1999.
                                                      / /      / /        / /

                                                      / /      / /        / /

3. Upon such other matters as may properly come before, or incident to the conduct of the Annual Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company. Management is not presently aware of any such matters to be presented for action at the meeting.

                                                    I do   I do not
                plan to attend the meeting.          / /      / /
                (Please check)



Signature(s)_____________________________________
Dated _____________________________________, 1999
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The shareholder signed above reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company's Secretary at the Company's corporate offices at 27700B S.W. Parkway Avenue, Wilsonville, Oregon 97070, prior to the Annual Meeting. The power of the Proxy holders shall also be suspended if the shareholder signed above appears at the Annual Meeting and elects in writing to vote in person.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO ANY OF THE ABOVE ITEMS, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2.
-------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -